December 2014
Preliminary Terms No. 264 Registration Statement No. 333-199966 Dated December 15, 2014 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due December 22, 2017

Based on the Performance of the Energy Select Sector SPDR® Fund

Principal at Risk Securities

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to at least 2.50% of the stated principal amount, but only with respect to each determination date on which the closing price of one ETF Share is greater than or equal to 80% of the initial share price, which we refer to as the downside threshold level. In addition, if the closing price of one ETF Share is greater than or equal to the initial share price on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment. However, if the securities have not been automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold level the payment at maturity due on the securities will be the sum of the stated principal amount and the related contingent quarterly payment. If, however, the final share price is less than the downside threshold level, investors will be exposed to the decline in the ETF Shares on a 1 to 1 basis. Moreover, if, on any determination date, the closing price of one ETF Share is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the ETF Shares. The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program. Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the Energy Select Sector SPDR® Fund
Reference index:	The Energy Select Sector Index
Aggregate principal amount:	$
Early redemption:	If, on any determination date (other than the final determination date), the closing price of one ETF Share is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:	—	If, on any determination date, the closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $0.25 (at least 2.50% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.
	—	If, on any determination date, the closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.
Determination dates:	March 19, 2015, June 19, 2015, September 21, 2015, December 21, 2015, March 21, 2016, June 20, 2016, September 19, 2016, December 19, 2016, March 20, 2017, June 19, 2017, September 19, 2017 and December 19, 2017, subject to postponement for non-trading days and certain market disruption events. We also refer to December 19, 2017 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	—	If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	—	If the final share price is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the fund performance factor
Fund performance factor:	The final share price divided by the initial share price
Downside threshold level:	$ , which is equal to 80% of the initial share price, subject to adjustment in the event of certain events affecting the ETF Shares
Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the final determination date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	On or about December , 2014 (expected to price on or about December 19, 2014)
Original issue date (settlement date):	December , 2014 (3 business days after the pricing date)
Maturity date:	December 22, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP/ISIN:	48127P424 / US48127P4248
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
		$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

If the securities priced today and assuming a contingent quarterly payment equal to the minimum listed above, the estimated value of the securities as determined by JPMS would be approximately $9.563 per $10 stated principal amount security. JPMS’s estimated value of the securities on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Contingent Income Auto-Callable Securities due December 22, 2017

Based on the Performance of the Energy Select Sector SPDR® Fund

Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due December 22, 2017 Based on the Performance of the Energy Select Sector SPDR® Fund, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to at least $0.25 (at least 2.50% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final share price, as applicable, is greater than or equal to 80% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be provided in the pricing supplement. The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of one ETF Share could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

If the closing price is greater than or equal to the initial share price on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1 to 1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount multiplied by (ii) the fund performance factor, which will be less than 80% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities. In addition, investors will not participate in any appreciation of the ETF Shares.

December 2014	Page 2

Contingent Income Auto-Callable Securities due December 22, 2017

Based on the Performance of the Energy Select Sector SPDR® Fund

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to at least 2.50% of the stated principal amount with respect to each determination date on which the closing price or the final share price, as applicable, is greater than or equal to 80% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be provided in the pricing supplement. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any determination date (other than the final determination date), the closing price is greater than or equal to the initial share price.

▪        The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the   contingent quarterly payment with respect to the related determination date.

▪       Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold level.

▪        The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly   payment with respect to the final determination date.

▪       Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold level.

▪       The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the fund   performance factor.

▪       Investors will lose some, and may lose all, of their principal in this scenario.

December 2014	Page 3

Contingent Income Auto-Callable Securities due December 22, 2017

Based on the Performance of the Energy Select Sector SPDR® Fund

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final share price.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

December 2014	Page 4

Contingent Income Auto-Callable Securities due December 22, 2017

Based on the Performance of the Energy Select Sector SPDR® Fund

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security

Hypothetical initial share price:	$75.00

Hypothetical downside threshold level:	$60.00, which is 80% of the hypothetical initial share price

Hypothetical share adjustment factor:	1.0

Hypothetical contingent quarterly payment:	$0.25 (2.50% of the stated principal amount) per security

In Examples 1 and 2, the closing price of one ETF Share fluctuates over the term of the securities and the closing price of one ETF Share is greater than or equal to the initial share price on one of the first eleven determination dates. Because the closing price is greater than or equal to the initial share price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price on the first eleven determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*
#1	$52.50	$0	N/A	$71.00	$0.25	N/A
#2	$75.00	—*	$10.25	$41.20	$0	N/A
#3	N/A	N/A	N/A	$52.50	$0	N/A
#4	N/A	N/A	N/A	$56.00	$0	N/A
#5	N/A	N/A	N/A	$64.00	$0.25	N/A
#6	N/A	N/A	N/A	$60.00	$0.25	N/A
#7	N/A	N/A	N/A	$56.00	$0	N/A
#8	N/A	N/A	N/A	$71.00	$0.25	N/A
#9	N/A	N/A	N/A	$64.00	$0.25	N/A
#10	N/A	N/A	N/A	$93.75	—*	$10.25
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
*	The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the second determination date as the closing price on the second determination date is equal to the initial share price. As the closing price on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.25 = $10.25

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪	In Example 2, the securities are automatically redeemed following the tenth determination date as the closing price on the tenth determination date is greater than the initial share price. As the closing price on each of the first, fifth, sixth, eighth and ninth determination dates is greater than the downside threshold level, you receive the contingent quarterly payment of $0.25 with respect to each of those determination dates. Following the tenth determination date, you receive an early redemption payment of $10.25, which includes the contingent quarterly payment with respect to the tenth determination date.

December 2014	Page 5

Contingent Income Auto-Callable Securities due December 22, 2017

Based on the Performance of the Energy Select Sector SPDR® Fund

Principal at Risk Securities

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the ETF Shares have appreciated by 25% from its initial share price on the tenth determination date, you only receive $10.25 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $11.50 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$52.50	$0	N/A	$37.50	$0	N/A
#2	$56.00	$0	N/A	$48.80	$0	N/A
#3	$48.80	$0	N/A	$47.00	$0	N/A
#4	$45.00	$0	N/A	$52.50	$0	N/A
#5	$37.50	$0	N/A	$56.00	$0	N/A
#6	$33.80	$0	N/A	$48.80	$0	N/A
#7	$37.50	$0	N/A	$52.50	$0	N/A
#8	$45.00	$0	N/A	$45.00	$0	N/A
#9	$50.50	$0	N/A	$37.50	$0	N/A
#10	$41.20	$0	N/A	$54.50	$0	N/A
#11	$52.50	$0	N/A	$52.50	$0	N/A
Final Determination Date	$41.25	$0	N/A	$60.00	—*	N/A
Payment at Maturity	$5.50			$10.25
*	The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪	In Example 3, the closing price of one ETF Share remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of one ETF Share. As the final share price is less than the downside threshold level, you receive a payment at maturity calculated as follows:

the stated principal amount × fund performance factor = $10 × ($41.25 / $75.00) = $5.50

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing price of one ETF Share decreases to a final share price of $60.00. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.25 = $10.25

In this example, although the final share price represents a 20% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.25 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Contingent Income Auto-Callable Securities due December 22, 2017

Based on the Performance of the Energy Select Sector SPDR® Fund

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and the section entitled “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the fund performance factor. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero.

▪	The contingent quarterly payment is based solely on the closing prices on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price on that determination date or the final share price, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing price on a specific determination date or the final share price, as applicable, if that closing price or final share price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of one ETF Share was higher on other days during the term of the securities.

▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price on the relevant determination date is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the closing price on the relevant determination date is greater than or equal to the downside threshold level. If the closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payment.

▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪	Investors will not participate in any appreciation in the price of the ETF Shares. Investors will not participate in any appreciation in the price of the ETF Shares from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price or the final share price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of one ETF Share could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

▪

Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial share price, the downside threshold level and the final share price and whether the closing price of one ETF Share on any determination date is greater than or equal to the initial share price or is below the

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Contingent Income Auto-Callable Securities due December 22, 2017

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Principal at Risk Securities

downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares and any anti-dilution adjustments, may affect the payment to you at maturity or whether the securities are redeemed early. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee and the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

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Principal at Risk Securities

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one ETF Share, including:

¡	any actual or potential change in our creditworthiness or credit spreads;

¡	customary bid-ask spreads for similarly sized trades;

¡	secondary market credit spreads for structured debt issuances;

¡	the actual and expected volatility in the prices of the ETF Shares;

¡	the time to maturity of the securities;

¡	whether the closing price of one ETF Share has been, or is expected to be, less than the downside threshold level on any determination date and whether the final share price is expected to be less than the downside threshold level;

¡	the likelihood of an early redemption being triggered;

¡	the dividend rates on the equity securities underlying the ETF Shares;

¡	interest and yield rates in the market generally;

¡	the occurrence of certain events affecting the issuer of the ETF Shares that may or may not require an adjustment to the share adjustment factor, including a merger or acquisition; and

¡	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index.

▪	Adjustments to the ETF Shares or the index tracked by the ETF Shares could adversely affect the value of the securities. Those responsible for calculating and maintaining the ETF Shares and the index tracked by the ETF Shares, which we refer to as the reference index, can add, delete or substitute the components of the ETF Shares or the reference index, or make other methodological changes that could change the value of the ETF Shares or the reference index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.

▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the securities.

▪	There are differences between the ETF Shares and the reference index. The ETF Shares do not fully replicate the reference index and may hold securities not included in the reference index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the reference index. All of these factors may lead to a lack of correlation between the ETF Shares and the reference index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the reference index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index.

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▪	The ETF Shares are linked to the performance of the energy sector. All or substantially all of the equity securities held by the ETF Shares are issued by companies whose primary line of business is directly associated with the energy sector, including the following industries: oil, gas and consumable fuels; and energy equipment and services. Market or economic factors impacting energy companies and companies that rely heavily on energy advances could have a major effect on the value of the ETF Shares. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the ETF Shares’ performance. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪	Owning the securities is not the same as owning the ETF Shares. Owning the securities is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the securities. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the securities may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the securities decline.

▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, as a result, the downside threshold level, which is the price at or above which the ETF Shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the ETF Shares at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the ETF Shares on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the contingent quarterly payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for JPMS’s estimated value and the contingent quarterly payment.

▪

The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue

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income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Consideration. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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Energy Select Sector SPDR® Fund Overview

The Energy Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company that consists of several separate investment portfolios, and is managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the Energy Select Sector SPDR® Fund. The Energy Select Sector SPDR® Fund seeks investment results that, before expenses, generally correspond to the price and yield performance of publicly traded equity securities of companies in the energy sector, as represented by the Energy Select Sector Index. Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the Energy Select Sector SPDR® Fund, see the information set forth in Appendix A.

Information as of market close on December 12, 2014:

Bloomberg Ticker Symbol:	XLE	52 Week High (on 6/23/2014):	$101.29

Current Share Price:	$74.04	52 Week Low (on 12/12/2014):	$74.04

52 Weeks Ago (on 12/16/2013):	$85.87

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2009 through December 12, 2014. The closing price of one ETF Share on December 12, 2014 was $74.04. The associated graph shows the closing prices of the ETF Shares for each day in the same period. We obtained the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share at any time, including on the determination dates.

The Energy Select Sector SPDR® Fund	High	Low	Period End
2009
First Quarter	$51.95	$38.12	$42.46
Second Quarter	$53.95	$43.36	$48.07
Third Quarter	$55.89	$44.52	$53.92
Fourth Quarter	$59.76	$51.97	$57.01
2010
First Quarter	$60.30	$53.74	$57.52
Second Quarter	$62.07	$49.68	$49.68
Third Quarter	$56.31	$49.38	$56.06
Fourth Quarter	$68.25	$56.11	$68.25
2011
First Quarter	$80.01	$67.78	$79.81
Second Quarter	$80.44	$70.99	$75.35
Third Quarter	$79.79	$58.59	$58.59
Fourth Quarter	$73.04	$56.55	$69.13
2012
First Quarter	$76.29	$69.46	$71.73
Second Quarter	$72.42	$62.00	$66.37
Third Quarter	$76.57	$64.96	$73.48
Fourth Quarter	$74.94	$68.59	$71.44
2013
First Quarter	$79.99	$72.86	$79.32

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The Energy Select Sector SPDR® Fund	High	Low	Period End
Second Quarter	$83.28	$74.09	$78.36
Third Quarter	$85.30	$78.83	$82.88
Fourth Quarter	$88.51	$81.87	$88.51
2014
First Quarter	$89.06	$81.89	$89.06
Second Quarter	$101.29	$88.45	$100.10
Third Quarter	$100.58	$90.62	$90.62
Fourth Quarter (through December 12, 2014)	$88.77	$74.04	$74.04

*The dotted line in the graph indicates the hypothetical downside threshold level, equal to 80% of the closing price on December 12, 2014. The actual downside threshold level will be based on the closing price on the pricing date.

This document relates only to the securities offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the Energy Select Sector SPDR® Fund from the publicly available documents described in the first paragraph under this “Energy Select Sector SPDR® Fund Overview,” without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Energy Select Sector SPDR® Fund. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Energy Select Sector SPDR® Fund is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Energy Select Sector SPDR® Fund Overview”) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Energy Select Sector SPDR® Fund could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The Energy Select Sector Index. The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. The Energy Select Sector Index is sponsored by S&P and compiled by BofA Merrill Lynch Research. The Energy Select Sector Index is described under the heading “The Energy Select Sector Index” in Appendix A below.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:

If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	$1,000/100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:

For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”

Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the

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timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments on the securities, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a security occurring after December 31, 2016 (including an early redemption or redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “Energy Select Sector SPDR® Fund Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your

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purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and in “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•  Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•  Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•  Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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APPENDIX A

The Energy Select Sector SPDR® Fund

We have derived all information contained in this term sheet regarding the Energy Select Sector SPDR® Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Energy Select Sector SPDR® Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Energy Select Sector SPDR® Fund. The Energy Select Sector SPDR® Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Energy Select Sector SPDR® Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Energy Select Sector SPDR® Fund, please see the Energy Select Sector SPDR® Fund’s prospectus. In addition, information about the Select Sector Trust, SSgA FM and the Energy Select Sector SPDR® Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective

The Energy Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector Index includes companies in the following industries: oil, gas & consumable fuels and energy equipment and services.

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Investment Strategy — Replication

The Energy Select Sector SPDR® Fund employs a replication strategy in seeking to track the performance of the Energy Select Sector Index. This means that the Energy Select Sector SPDR® Fund typically invests in substantially all of the securities represented in the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index. SSgA FM may sell securities that are represented in the Energy Select Sector Index, or purchase securities that are not yet represented in the Energy Select Sector Index, in anticipation of their removal from or addition to the Energy Select Sector Index. Further, SSgA FM may choose to overweight securities in the Energy Select Sector Index, purchase or sell securities not in the Energy Select Sector Index or utilize various combinations of other available techniques, in seeking to track the Energy Select Sector Index.

Under normal market conditions, the Energy Select Sector SPDR® Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the Energy Select Sector Index. In addition, the Energy Select Sector SPDR® Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Energy Select Sector SPDR® Fund in seeking performance that corresponds to the Energy Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Energy Select Sector Index to be reflected in the portfolio composition of the Energy Select Sector SPDR® Fund. The Board of Trustees of the Select Sector Trust may change the Energy Select Sector SPDR® Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Energy Select Sector Index, outside of the index and derivatives, that have a similar investment profile as the Energy Select Sector Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Energy Select Sector Index is a theoretical financial calculation, while the Energy Select Sector SPDR® Fund is an actual investment portfolio. The performance of the Energy Select Sector SPDR® Fund’s return may not match or achieve a high degree of correlation with the return of the Energy Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of December 12, 2014, the Energy Select Sector SPDR® Fund included 46 companies. The Energy Select Sector SPDR® Fund’s three largest holdings are Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV. The following table summarizes the Energy Select Sector SPDR® Fund’s holdings in individual companies as of that date.

Top Holdings in Individual Securities as of December 12, 2014

Name	Weight
1. Exxon Mobil Corporation	16.78%
2. Chevron Corporation	13.37%
3. Schlumberger NV	7.29%
4. Kinder Morgan Inc. Class P	4.48%
5. EOG Resources Inc.	3.88%
6. ConocoPhillips	3.82%
7. Occidental Petroleum Corporation	3.40%
8. Anadarko Petroleum Corporation	2.91%
9. Pioneer Natural Resources Company	2.87%
10. Williams Companies Inc.	2.73%

The information above was compiled from the Select Sector Trust website, without independent verification. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

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The Energy Select Sector Index

We have derived all information contained in this underlying supplement regarding the Energy Select Sector Index (a “Select Sector Index”), including, without limitation, its make-up, method of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC or BofA Merrill Lynch Research, as index compilation agent (the “Index Compilation Agent”).

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. Companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Energy Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

As of September 25, 2014, the Energy Select Sector Index had a 9.76% weighting in the S&P 500® Index based on the market capitalization of the constituent stocks.

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P Dow Jones Indices LLC, assigns a particular company’s stock to a Select Sector Index based on that company’s classification under the Global Industry Classification Standard (GICS).

•	The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. See “Equity Index Descriptions – The S&P 500® Index” in underlying supplement 1-I. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

•	The Select Sector Indices are calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.

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2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.

3.	The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

4.	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.

6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

8.	If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

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